EXHIBIT 99

Sunshine Heart Announces NASDAQ Listing

Shares to Begin Trading Under the Symbol ‘SSH’

Sydney, Australia and Eden Prairie, MN: February 16, 2012: Sunshine Heart, Inc. (NASDAQ: SSH / ASX: SHC) today announced that its application to list the Company’s common shares on the NASDAQ Capital Market has been approved by NASDAQ and its related Registration Statement on Form 10 filed with the U.S. Securities Exchange Commission has been declared effective. Trading on NASDAQ will commence at 9:30 AM Eastern Standard Time on February 16, 2012.  Following the listing on NASDAQ, Sunshine Heart will maintain dual listings, with common shares trading on NASDAQ under the symbol SSH and Chess Depository Interests (CDIs) continuing to trade on the Australian Securities Exchange (ASX) under the symbol SHC.

Sunshine Heart, based in Eden Prairie, MN, is positioning its C-Pulse technology to treat moderate to severe heart failure.  Founded in Australia, and listed on the ASX since 2004, the Company’s operations have transitioned to the U.S. over the past several years. With that transition, Sunshine Heart has also expanded its investor base globally, as the Company develops a more prominent role in the heart failure community. A NASDAQ listing represents a natural growth extension as well as the opportunity to join the majority of its contemporaries within the medical device space on a common exchange.

“We are incredibly pleased to achieve a NASDAQ listing and are looking forward to the corporate growth that such a milestone will facilitate,” said Dave Rosa, Sunshine Heart’s CEO. “This major milestone comes at a particularly opportune time for Sunshine Heart, as we believe 2012 will be an exciting and important year for the Company with several major milestones on the horizon. Over the coming months, we anticipate receiving CE Mark approval for C-Pulse, with a subsequent launch across targeted sites in Europe. In addition, the Company is working to receive approval of its IDE for a U.S. pivotal trial, planned to commence in the second half of 2012,” concluded Dave Rosa.

In order to establish a trading market in the U.S., Canaccord Genuity, Lazard Frères & Co. LLC, Piper Jaffray & Company and Wedbush Securities, Inc., have agreed to serve as Sunshine Heart’s initial market makers.

As previously announced by the Company and effective as of January 30, 2012, security holders will be able to freely convert their holdings between ASX-listed CDIs and shares of common stock listed on NASDAQ, with one share represented by 200 CDIs. Given the ability to convert shares between listings, the Company expects trading prices on respective securities to be relatively correlated, such that the trading price of SSH securities on NASDAQ should be approximately 200 times the trading price of SHC securities on the ASX, adjusting for USD/AUD exchange rates.

Sunshine Heart current has approximately 6.3 million shares of common stock on issue (1.255 billion CDIs being a ratio of one share of common stock to 200 CDIs). Following the listing on NASDAQ, it is expected that several shareholders, particularly those based in the U.S., will convert their holdings from the ASX to NASDAQ by exchanging their CDIs for common stock.

About the C-Pulse® Heart Assist System

The C-Pulse Heart Assist System, an investigational device, utilizes the proven scientific principles of intra-aortic balloon counter-pulsation applied in an extra-aortic approach to assist the left ventricle by reducing the workload required to pump blood throughout the body, while increasing blood flow to the coronary arteries. Operating outside the patient’s bloodstream, the novel extra-aortic approach of the C-Pulse technology offers greater flexibility allowing patients to disconnect as necessary or desired. The C-Pulse system’s potential benefits may help reverse the heart failure process or maintain the patient’s current condition, which may reduce the need for later stage heart failure therapies, such as left ventricular assist devices (LVADs), artificial hearts or transplants.

Caution: Investigational device, limited by Federal (or United States) Law to Investigational use.

About Sunshine Heart®

Sunshine Heart is a global medical device company committed to the commercialization of the C-Pulse Heart Assist System, an implantable, non-blood contacting, heart assist therapy for the treatment of moderate to severe heart failure which can be implanted using a minimally invasive procedure. C-Pulse is designed to relieve the symptoms of heart failure through the use of counter-pulsation technology which enables an increase in cardiac output, an increase in coronary blood flow and a reduction in the heart’s pumping load. The Company has completed enrollment of an approved U.S. Food and Drug Administration (FDA) 20 patient feasibility clinical trial with the C-Pulse System. Sunshine Heart is a Delaware corporation headquartered in Minneapolis with a subsidiary presence in Australia. The Company has been listed on the ASX since September 2004. For more information, please visit www.sunshineheart.com.

Forward-Looking Statements

This announcement contains forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation, our expectations with respect to product development and commercialization efforts, results of clinical trials, expected timing of regulatory filings and approvals, regulatory acceptance of our filings and research and development activities, ultimate clinical outcomes and benefits of our products to patients, market and physician acceptance of the products, intellectual property protection, competitive product offerings and the other risk factors described in our filings with the SEC and ASX could cause actual events to adversely differ from the expectations indicated in these forward looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. Sunshine Heart does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Sunshine Heart may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation, the possibility regulatory authorities do not accept our application or approve the marketing of the C-Pulse® Heart Assist System, the possibility we may be unable to raise the funds necessary for the development and commercialization of our products, and those described in our filings with the ASX.  We may update our risk factors from time to time.

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For further information, please contact:

Jeff Mathiesen

Chief Financial Officer

Sunshine Heart, Inc.

T: +1 952 345 4200